EXHIBIT 10.6






August 10, 1999




Mr. David J. Logan
P. O. Box 60
Great Barrington, MA  01230

Dear Dave:

The purpose of this letter is to offer to extend your consulting agreement with Gerber Scientific, Inc., for an additional period of three (3) years with certain amendments as stated below.

First,  your  compensation  under  the  contract  is  to  be
increased  to  One  Hundred  Thirty-Five  Thousand   Dollars
($135,000.00) per annum payable monthly in accordance with the terms of the original July 1990 agreement.

Second, paragraph E. of the July 1990 letter agreement whereby Gerber continues your participation under the terms of its medical and relevant plans is to be deleted for this and any subsequent renewal terms. As we have discussed, under the terms of the Gerber plans, you are no longer eligible to participate in those plans after your 65th birthday. You are, of course, eligible for Medicare and you may purchase supplementary medical insurance under one of several independent plans. Your compensation, above, has been adjusted to reflect the increased cost to you to independently maintain such supplementary insurance which is, of course, your sole responsibility.

Except as amended above, all terms and conditions of the original agreement dated July 18, 1990, including the statement of your duties and responsibilities shall remain in full force and effect.

Once agreed to by you and approved by Mike Cheshire in the space(s) provided below, this contract extension shall be effective July 19, 1999 without regard to the date(s) of actual signatures.

Sincerely,

/s/ Richard F. Treacy, Jr.
Richard F. Treacy, Jr.




Accepted and Agreed:

/s/ David J. Logan
David J. Logan
Date:




Approved:

/s/ Michael J. Cheshire
Michael J. Cheshire
Chairman & CEO
Date: